Exhibit 99

WESTERN GAS RESOURCES, INC. ANNOUNCES REDEMPTION

OF 700,000 SHARES OF $2.625 CUMULATIVE CONVERTIBLE

PREFERRED STOCK

DENVER, November 7, 2003 – Western Gas Resources, Inc. (the “Company”) (NYSE: WGR) announced today that it has called for redemption 700,000 outstanding shares of its $2.625 Cumulative Convertible Preferred Stock, $0.10 par value (the “Preferred Stock”), less any shares called for redemption which have been converted by the holders thereof prior to the Redemption Date, as defined below.  The redemption date of the Preferred Stock will be December 11, 2003 (the “Redemption Date”), and the redemption price will be $50.2625 per share of Preferred Stock, plus accrued and unpaid dividends, up to, but excluding, the Redemption Date (i.e., the total redemption price will be $50.7729 per share of Preferred Stock) (the “Redemption Price”). The partial redemption of the Preferred Stock is being effected pursuant to Section 5 of the Certificate of Designation of the Preferred Stock (the “Certificate of Designation”).

Holders of Preferred Stock being redeemed (apart from any other disposition of such stock) may elect to convert their shares of Preferred Stock into whole shares of common stock, par value $.10 per share, together with the Series A Junior Participating Preferred Stock purchase rights associated therewith (such common stock, together with such associated rights, being hereinafter referred to as the “Common Stock”) prior to the close of business on December 10, 2003, at a conversion price per share of Common Stock of $39.75, surrender the portion of Preferred Stock called for redemption at the total redemption price of $50.7729 per share, or convert a portion and redeem a portion of the Preferred Stock called for redemption.

As of November 5, 2003, a total of 2,760,000 shares of the Preferred Stock were outstanding.  Upon redemption or conversion of the 700,000 shares of Preferred Stock called for redemption, 2,060,000 shares of such Preferred Stock will remain outstanding.  If all holders elect to convert the entire portion of the Preferred Stock subject to mandatory redemption rather than being redeemed, the Company as a result of such conversion would issue 880,503 shares of Common Stock.  If holders of Preferred Stock do not elect to convert any of the shares of Preferred Stock subject to redemption, the total cost to the Company of redeeming the 700,000 of Preferred Stock would be $35.5 million.

The Preferred Stock called for redemption will be redeemed, as to registered holders, on a pro rata basis, as nearly as practicable.  Holders who hold shares of Preferred Stock through the Depository Trust Company will be redeemed in accordance with the Depository Trust Company’s random and impartial lottery procedures.  On or before the Redemption Date, the funds necessary for the redemption of the 700,000 shares of Preferred Stock, less any shares called for redemption which have been converted by the holders prior to the Redemption Date, will have been set aside by the Company in trust for the benefit of the holders thereof.  Subject to applicable escheat laws, any moneys set aside by the Company and unclaimed at the end of two years from the Redemption Date will revert to the general funds of the Company, after which reversion the holders of the shares of the Preferred Stock called for redemption may look only to the general funds of the Company for the payment of the Redemption Price.

Shares of Preferred Stock surrendered for conversion into Common Stock prior to the opening of business on the regular dividend payment date of November 15, 2003, pursuant to the provisions of the Certificate of Designation, must be accompanied by payment of $0.65625 per share of Preferred Stock surrendered.  No such payment is payable to the Company if a holder converts shares of Preferred Stock into shares of Common Stock on or after November 15, 2003.

The reported last sale price of the Common Stock on the New York Stock Exchange on November 6, 2003, was $42.16 per share.  As long as the market price of the Company’s Common Stock remains at or above $40.36 per share, the holders of Preferred Stock who elect to convert will receive upon conversion Common Stock having a greater current market value than the amount of cash receivable upon redemption.  No accrued dividends will be paid in respect of any Preferred Stock which is converted; however, shares of Common Stock received upon conversion will be eligible to receive dividends, if any, declared in relation to Common Stock for all shares of Common Stock held as of the record date for such Common Stock dividend.

Notwithstanding that any certificates representing the Preferred Stock called for redemption (the “Certificates”) have not been surrendered for cancellation, on and after the Redemption Date such Preferred Stock will no longer be deemed to be outstanding, dividends on such Preferred Stock will cease to accrue, and all rights of the holders in respect of such Preferred Stock being redeemed, including the conversion rights, will cease, except for the right to receive the Redemption Price, without interest thereon, upon surrender of the Certificates.

Holders of Preferred Stock need take no action with respect to their shares of Preferred Stock not being called for redemption.

The notice of redemption and related materials will be mailed to registered holders of the Preferred Stock called for redemption on or about November 7, 2003.   Shares of

the Preferred Stock called for redemption or conversion are to be surrendered to EquiServe Trust Company, N.A., as redemption and conversion agent, for payment of the Redemption Price or conversion into shares of Common Stock, by mail, by hand or by overnight delivery at the addresses set forth in the letter of transmittal that will accompany the notice of redemption.  Questions relating to, and requests for additional copies of, the notice of redemption and the related materials should be directed to EquiServe Trust Company, N.A., at 800-736-3001.

The Company is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer.  The Company’s producing properties are based in Wyoming and Colorado, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer.  The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States, providing a broad range of services to its customers from the wellhead to the sales delivery point.  For additional Company information, visit Western’s Web site at www.westerngas.com.

Investor Contact:	Ron Wirth, Director of Investor Relations,
(800) 933-5603
e-mail: rwirth@westerngas.com